Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-144503 of the COLI VUL-2 Series Account of First Great-West Life & Annuity Insurance Company on Form N-6 of our report dated March 27, 2008 relating to the financial statements of First Great-West Life & Annuity Insurance Company which report expresses an unqualified opinion on the financial statements, appearing in the Statement of Additional Information, which is part of the Registration Statement and to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 24, 2008